Exhibit 99.1

June 1, 2015

Ferrellgas, L.P. Announces Proposed Offering of Senior Notes

OVERLAND PARK, KANSAS, June 1, 2015 (GLOBE NEWSWIRE) — Ferrellgas, L.P., the operating subsidiary of Ferrellgas Partners, L.P. (NYSE:FGP), and its wholly owned subsidiary, Ferrellgas Finance Corp., announced today that they intend to offer $400.00 million in aggregate principal amount of senior unsecured notes due 2023 in a private placement to eligible purchasers. Ferrellgas, L.P. and Ferrellgas Finance Corp. intend to use the net proceeds from the proposed offering to fund a portion of the cash portion of the consideration for the pending acquisition of all of the outstanding membership interests in Bridger Logistics, LLC and its subsidiaries.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Ferrellgas, L.P. and Ferrellgas Finance Corp. plan to offer and sell the securities only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

CONTACT:                   Jack Herrold, Investor Relations, 913-661-1851

Jim Saladin, Media Relations, 913-661-1833

Scott Brockelmeyer, Media Relations, 913-661-1830